Suite 1000 Volunteer Building 832 Georgia Avenue Chattanooga, Tennessee 37402-2289 Fax (423) 785-8480	Exhibit 5.1

April 17, 2009

Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409

RE:	Registration Statement on Form S-8:
Chattem, Inc. 2009 Equity Incentive Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Chattem, Inc., a Tennessee corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in order to register 1,750,000 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), reserved for issuance under the Chattem, Inc. 2009 Equity Incentive Plan (the “Plan”).

We have conducted such investigation, have reviewed such matters of law, and have examined such corporate books, records and other documents (including the Registration Statement) as we have deemed necessary or relevant to this opinion.  In rendering our opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued and sold in accordance with the terms and conditions of the Plan and against receipt of due consideration therefor, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Tennessee, and we express no opinion with respect to the laws of any other jurisdiction.  We assume no obligation to supplement this opinion if any applicable laws change, or if we become aware of any facts that might change the opinion expressed, after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Act.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours, MILLER & MARTIN PLLC /s/ Miller & Martin PLLC